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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CPI International, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-134520 and 333-134521) on Form S-8 of CPI International, Inc. and subsidiaries of our reports dated December 10, 2007, with respect to the consolidated balance sheets of CPI International, Inc. and subsidiaries as of September 28, 2007 and September 29, 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 28, 2007, and the effectiveness of internal control over financial reporting as of September 28, 2007, which reports appear in the September 28, 2007 annual report on Form 10-K of CPI International, Inc.

        Our report dated December 10, 2007 refers to an accounting change as a result of the adoption of SFAS No. 123(R), Shared-Based Payment, applying the prospective method at the beginning of fiscal year 2006.

/s/  KPMG LLP

Mountain View, California
December 10, 2007

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm